Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SEMrush Holdings, Inc. Amended and Restated 2019 Stock Option and Grant Plan, the SEMrush Holdings, Inc. 2021 Stock Option and Incentive Plan, and the SEMrush Holdings, Inc. 2021 Employee Stock Purchase Plan of our report dated March 1, 2021 (except Note 13b, as to which the date is March 16, 2021), with respect to the consolidated financial statements of SEMrush Holdings, Inc. included in its Registration Statement (Form S-1 No. 333-253730) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 25, 2021